Exhibit 15.1

KPMG LLP Suite 600 350 N. 5th Street Minneapolis, MN 55401

May 12, 2026

Mercury General Corporation

Minneapolis, Minnesota

Re: Registration Statement

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 5, 2026 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Minneapolis, Minnesota

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.